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                                                                     EXHIBIT 4.5

                          REGISTRATION RIGHTS AGREEMENT

          THIS REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") is made as of the 13th day of November 2000, by and among SynchronOSS Technologies, Inc., a Delaware corporation (the "COMPANY"), and the persons identified as "Investors" on Schedule A attached hereto.

          BACKGROUND

          WHEREAS, the Investors are parties to a Series A Preferred Stock Purchase Agreement (the "PURCHASE AGREEMENT"), dated the date hereof, pursuant to which they are acquiring shares of the Company's Series A Preferred Stock; and

          WHEREAS, certain of the parties' obligations under the Purchase Agreement are conditioned upon the execution and delivery by the Investors and the Company of this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

SECTION 1. RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; REGISTRATION RIGHTS.

          1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

               (a) "AFFILIATE" means, with respect to any specified person, (i) any other person that owns (directly or indirectly), individually or as part of a group (as determined pursuant to Rule 13d-5 under the Exchange Act) greater than fifty percent (50%) of the voting stock or other capital interest of such specified person, (ii) any other person of whom greater than fifty percent (50%) of the voting stock or other capital interest is owned by (directly or indirectly), individually or as part of a group (as determined pursuant to Rule 13d-5 under the Exchange Act) by such person, and (iii) any other person controlling, controlled by or under common control with such person.

               (b) "CLOSING" shall mean the date of the initial sale of shares of the Series A Preferred Stock pursuant to the Purchase Agreement.

               (c) "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

               (d) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

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               (e) "HOLDER" shall mean an Investor who holds Registrable
Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with
Section 1.11 hereof.

               (f) "INITIATING HOLDERS" shall mean any Holder or Holders of Registrable Securities who in the aggregate hold(s) not less than fifty percent (50%) in interest of the outstanding Registrable Securities.

               (g) "INVESTOR" shall mean each person named on Schedule A hereto.

               (h) "REGISTRABLE SECURITIES" shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Series A Preferred,
(ii) any additional shares of Common Stock acquired by the Investors and (iii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) or (ii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock that have previously been registered or that have been sold to the public either pursuant to a registration statement or an exemption from registration under the Securities Act (including Rule 144), that have been sold in a private transaction in which the transferor's rights under this Agreement are not assigned or that may then be sold by an Investor pursuant to Rule 144(k).

               (i) The terms "REGISTER," "REGISTERED" and "REGISTRATION" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

               (j) "REGISTRATION EXPENSES" shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and printing expenses, filing fees, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration and reasonable fees and disbursements of a single special counsel for the Holders, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

               (k) "RULE 144" shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

               (l) "RULE 145" shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

               (m) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

               (n) "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

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               (o) "SERIES A PREFERRED" shall mean the Company's Series A
Preferred Stock, $0.0001 par value per share.

          1.2  REQUESTED REGISTRATION.

               (a) If the Company shall receive from Holders holding in the aggregate more than fifty percent (50%) of the then-outstanding shares of Registrable Securities at any time or times not earlier than eighteen (18) months after the Closing, a written request that the Company effect any registration in which the anticipated aggregate offering price to the public would exceed Ten Million Dollars ($10,000,000)), the Company will:

                    (i) promptly give written notice of the proposed registration to all other Holders; and

                    (ii) subject to Section 1.2(b) use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

          The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 1.2:

                         (A) in any particular jurisdiction in which the Company
would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                         (B) after the Company has initiated two (2) such
registrations pursuant to Section 1.2(a) (counting for these purposes only registrations which have been declared or ordered effective and registrations which have been withdrawn by the Holders as to which the Holders have not elected to bear all the Registration Expenses relating to such registration except as provided below);

                         (C) during the period starting with the date thirty
(30) days prior to the Company's good faith estimate of the filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                         (D) if the Initiating Holders propose to dispose of
shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 1.4 hereof.

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          In the event that a withdrawal of a registration by the Holders is based upon material adverse information relating to the Company that is different from the information known to the Initiating Holders requesting registration at the time of their request for registration under this Section
1.2 and the holders of a majority of the Registrable Securities held by the Initiating Holders with respect to such registration elect not to proceed with such registration, such registration shall not be treated as a counted registration for purposes of this Section 1.2 hereof.

               (b) Subject to the foregoing clauses (A) through (D) of Section 1.2(a)(ii), the Company shall use commercially reasonable best efforts to effect such a registration of the Registrable Securities so requested as soon as practicable but in any event within one hundred twenty (120) days after receipt of the request or requests of the Initiating Holders; provided, however, that if
(i) in the good faith judgment of the Board of Directors of the Company, such registration would be materially detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is essential to defer t he filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing, upon furnishing such certificate, for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided further, that the Company shall not defer its obligation in this manner more than once in any rolling twelve (12) month period.

          The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Sections 1.2(d) and 1.12 hereof, include other securities of the Company, with respect to which registration rights have been granted and may include securities of the Company being sold for the account of the Company.

               (c) The right of any Holder to registration pursuant to Section 1.2(a) shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion) to the extent provided herein. Except as otherwise provided herein, a Holder may elect to include in such underwriting all or a part of the Registrable Securities he holds.

               (d) If the Company shall request inclusion in any registration pursuant to Section 1.2 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 1.2, then the Company shall provide the Initiating Holders with written notice of such participation and the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this
Section 1. The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holders, to which the Company has reasonably consented. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a

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limitation of the number of securities to be underwritten (including Registrable
Securities), then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the securities of the Company held by individuals or entities other than the selling Holders shall be excluded from such underwriting to the extent so required by such limitation. If, after the exclusion of such shares and securities being sold for the Company's own account, further reductions are still required, the number of shares that may be included in the underwriting shall be allocated to t he selling Holders on a pro rata basis based on the number of Registrable Securities held by all such Holders. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration.

          1.3  COMPANY REGISTRATION.

               (a) If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than pursuant to Sections 1.2 or 1.4 hereof), other than a registration relating solely to employee benefit plans, or a registration relating to a corporate reorganization or other transaction under Rule 145, or a registration on any registration form that does not permit secondary sales, the Company will:

                    (i) promptly give to each Holder written notice thereof; and

                    (ii) use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.3(b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder and received by the Company within twenty (20) days after the written notice from the Company described in clause (i) above is mailed or delivered by the Company. Such written request may specify all or a part of a Holder's Registrable Securities.

               (b) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon such Holder's participat ion in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

          Notwithstanding any other provision of this Section 1.3, if the managing underwriter for the offering shall advise the Company in writing that the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that marketing

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factors allow, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the managing underwriter believes marketing factors allow (the securities so included to be reduced as follows: (i) all securities which are not Registrable Securities shall be excluded from the offering to the extent limitation on the number of shares included in the underwriting is required, and (ii) if further limitation on the number of shares to be included in the underwriting is required, then the number of shares that may be included in the underwriting held by selling Holders shall be reduced pro rata based on the total number of Registrable Securities held by such Holders; provided, however, in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities in which case the selling Holders may be excluded entirely if the managing underwriter makes the determination described above and no securities other than those of the Company are included.

          If any person does not agree to the terms of any such underwriting or otherwise fails to comply with the provisions of this Agreement, he shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

          1.4  REGISTRATION ON FORM S-3.

               (a) After it s initial public offering, the Company shall use it s best efforts to qualify for registration on Form S-3 under the Securities Act or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 1, Holders of the Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders); provided, however, that the Company shall not be obligated to effect any such registration: (i) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than One Million Dollars ($1,000,000); (ii) in the event that the Company shall furnish the certification described in paragraph 1.2(b) (but subject to the limitations set forth therein); (iii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (iv) if the Company has previously effected two registrations on Form S-3 for the Holders during the twelve (12) month period preceding such request.

               (b) If a request complying with the requirements of Section 1.4(a) hereof is delivered to the Company, the provisions of Sections 1.2(a)(i) and (ii) and Section 1.2(b) hereof shall apply to such registration. If the registration is for an underwritten offering, the provisions of Sections 1.2(c) and 1.2(d) hereof shall in addition apply to such registration.

          1.5 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 1.2, 1.3 and 1.4 hereof shall be borne by the Company. All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

          1.6 REGISTRATION PROCEDURES. In the case of each registration effected by the Company pursuant to Section 1.2 or 1.4, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its best efforts to:

               (a) subject to Section 1.13 below, keep such registration effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (I) includes any prospectus required by
Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

               (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

               (c) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

               (d) notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

               (e) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or market on which similar securities issued by the Company are then listed;

               (f) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

               (g) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall conform materially with the provisions of Section 11(a) of the Securities Act;

               (h) in connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 1.2 hereof, the Company will enter into an underwriting agreement in usual and customary form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and provided further that if the underwriter so requests the underwriting agreement will contain customary contribution provisions; and

               (i) furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to the underwriters in an underwritten public offering addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

          1.7  INDEMNIFICATION.

               (a) The Company will indemnify each Holder, each of such Holder's officers, directors, managers, members, partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all claims, losses, damages, and liabilities (joint or several)(or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation (or alleged violation) by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred (and as incurred) in connection with investigat ing and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on the Company's reliance upon and in conformity with any untrue statement or omission set forth in written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein, unless such Holder (or underwriter as the case may be) timely provided to the Company additional information to correct the previously inaccurate or incomplete information. It is agreed that the indemnity agreement contained in this Section 1.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent has not been unreasonably withheld or delayed).

               (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, managers, members, partners, legal counsel and accountants and each person controlling such Holder or other stockholder, against all claims, losses, damages and liabilities (joint or several) (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, other stockholders, directors, officers, managers, members, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred (as incurred) in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, in each case to the extent but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformit y with written information furnished to the Company by such Holder and stated to be specifically for use therein provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld or delayed); and provided that in no event shall any indemnity under this Section 1.7 exceed the net proceeds from the offering received by such Holder.

               (c) Each party entitled to indemnification under this Section 1.7 (the "Indemnified Party") shall give written notice to the party required t o provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party's expense, except that such participation by an Indemnified Party shall be at the expense of the Indemnifying Party if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests, as reasonably determined by either party, between such Indemnified Party and any other party represented by such counsel in such proceeding; provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect t o such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

               (d) If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions t hat resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution obligation hereunder exceed the net proceeds from the offering received by such Holder. The relative fault of the Indemnifying Part y and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          1.8 INFORMATION BY HOLDER. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

          1.9 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the then-outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights; provided that the Company may, without the consent of the Holders, grant "piggy back" registration rights to equipment lessors or other persons in similar commercial situations with the Company provided that any such granted rights by their terms are expressly subordinated in all respects to any registration right granted hereunder.

          1.10 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

               (a) make and keep public information regarding the Company available as those terms are understood and defined in Rule 144, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

               (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

               (c) so long as a Holder owns any Registrable Securities, furnish to the Holder forthwith upon written request as to the Company's compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed and information as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

          1.11 TRANSFER OR ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 1 may be transferred or assigned by a Holder only to a transferee or assignee who acquires not less than fifteen percent (15%) of such Holder's Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided that, in either case (i) the Company is given written notice at the time of or within thirty (30) days after transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (ii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement. Notwithstanding the foregoing, the transfer of regist rat ion rights to an Affiliate or a partner, retired partner, manager, member, former member, family member of a Holder or a trust for the benefit of any such person, shall be without restriction, provided that such transferee assumes in writing the obligations of such Holder under this Agreement.

          1.12 TERMINATION OF REGISTRATION RIGHTS. The rights to request registration of any Company securities pursuant to Sections 1.2, 1.3 and 1.4 shall terminate as to any Holder upon the earlier of: (a) when all of a Holder's Registrable Securities may be sold during a single three (3) month period under Rule 144; and (b) when a Holder's Registrable Securities may be transferred under Rule 144(k) unless such Holder later becomes an affiliate of the Company (as defined in Rule 144) in which case such Holder's rights to request registration shall be revived until such Holder's rights otherwise terminate under this Section 1.12.

          1.13 "MARKET STAND-OFF" AGREEMENT. In connection with the initial public offering of the Company's securities and if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, the Investor shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Investor (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act, provided that all officers and directors of the Company, all other persons with registration rights (whether or not pursuant to this Agreement) and holders of at least 1% of the Company's equity securities are bound by and have entered into similar agreements.

          The obligations described in this Section 1.13 shall not apply to a registration relating solely to employee benefit plans on Form S-3 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period.

SECTION 2. MISCELLANEOUS.

          2.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to conflicts of laws principles.

          2.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

          2.3 ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement, the Purchase Agreement and the other agreements contemplated hereby and thereby constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Agreement. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the Holders of at least a majority of the Registrable Securities then outstanding, and any such amendment, waiver, discharge or termination shall be binding on all holders of any Registrable Securities and each future holder of all such Registrable Securities.

          2.4 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered by a nationally recognized overnight courier addressed (a) if to a Holder as indicated on the Schedule A hereto, or at such other address as such Holder or permitted assignee shall have furnished to the Company in writing, or (b) if to the Company, at the address or facsimile number indicated for the Company on the signature page hereof. All such notices and other written communications shall be effective on the date of mailing, the time of confirmed facsimile transmission or the date of delivery to a representative of a nationally recognized overnight courier, as the case may be.

          2.5 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

          2.6 RIGHTS; SEVERABILITY. Unless otherwise expressly provided herein, a Holder's rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          2.7 INFORMATION CONFIDENTIAL. Each party acknowledges that the information received by them pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Securities Act or Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such party is required to disclose such information by a governmental body.

          2.8 TITLES AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

          2.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          2.10 FURTHER ASSURANCES. The parties agree, from time to time and without further consideration, to execute and deliver such further documents and take such further actions as reasonably may be required to implement and effectuate the transactions contemplated in this Agreement.

          2.11 NO THIRD-PARTY BENEFICIARIES. Other than as provided for herein, this Agreement is intended to inure to the benefit of the parties hereto only, and no other person shall have any rights, express or implied, by reason of this Agreement.

          2.12 ADDITIONAL INVESTORS. Notwithstanding anything to the contrary herein, if the Company shall issue additional shares of its Series A Preferred Stock as contemplated by Section 1.1(d) of the Purchase Agreement, any purchaser of such shares may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and no further action shall be required of any Investor already party hereto at such time.

                           [signature pages to follow]

          IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement effective as of the day and year first above written.

                                        SYNCHRONOSS TECHNOLOGIES, INC.


                                        By:
                                            ------------------------------------
                                        Name: Stephen G. Waldis
                                        Title: President and
                                               Chief Executive Office
                                        Address: 1525 Valley Center Parkway
                                                 Bethlehem, Pennsylvania 18017
                                        Fax: (___) - ____________

                                   SCHEDULE A

SERIES A PREFERRED STOCKHOLDERS

ABS Ventures SYN L.L.C.
c/o ABS Ventures
1 South Street
Baltimore, MD 21202
Facsimile: (410) 895-3899

with a copy to: John E. Depke,
Esq. Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Facsimile: (212) 318-3400

ABS Investors L.L.C.
c/o ABS Ventures
1 South Street
Baltimore, MD 21202
Facsimile: (410) 895-3899

RVG III, L.P.
c/o Rosewood Venture Group
One Maritime Plaza
Suite 1330
San Francisco, CA 94111
Fax: 415-362-1192

RVG IV, L.P.
c/o Rosewood Venture Group
One Maritime Plaza
Suite 1330
San Francisco, CA 94111
Fax: 415-362-1192

VLG SynchronOSS Investors
c/o Venture Law Group
2800 Sand Hill Road
Menlo Park, CA 94025
fax: 650-233-8386
Attn: Donald M. Keller, Jr.

Green Mountain Ventures, LLC
430 Mountain Avenue

Murray Hill, NJ 07974
Fax: ________________

G & H Partners
155 Constitution Drive
Menlo Park, CA 94025
Fax: ________________

John D. Methfessel, Jr. and Kathleen
S. Methfessel, JTWROS
3 Ethel Road
Suite 300
Edison, NJ 08818
Fax: ________________

Moses Venture Partners
3 Ethel Road
Suite 300
Edison, NJ 08818
Fax: ________________

Merrimack Partners LLC
[Address]
fax: ________________

North Shore LLC
[Address]
fax: ________________